Exhibit 99.1

Precision BioSciences Welcomes Healthcare Industry Expert, Kevin J. Buehler, to its Board of Directors

Durham, N.C., November 13, 2019 -- Precision BioSciences, Inc. (Nasdaq: DTIL), a genome editing company dedicated to improving life through the application of its pioneering, proprietary ARCUS® platform, announced today that Kevin J. Buehler, former CEO of Alcon Laboratories, has been appointed to its Board of Directors, which took effect following the company’s third quarter board meeting held on November 8, 2019.

“Kevin has worked in the healthcare industry for over thirty years, with extensive leadership and business experience in international operations, R&D and business development, and we are thrilled to have him join our Board,” said Matt Kane, CEO and co-founder of Precision BioSciences. “We have reached a transformative moment for Precision with the recent publication of our first clinical data from our off-the-shelf (allogeneic) CAR T portfolio, and our in vivo gene correction and food pipelines continue to advance, underscoring the great potential of our unique ARCUS platform. Our vision is to build a fully integrated, leading genome editing company that successfully addresses the core challenges of human health. Kevin’s wealth of experience in leading public healthcare companies through periods of exceptional growth will be a great asset to Precision as we navigate these challenges and opportunities. I would also like to take this opportunity to thank Dr. Robert Adelman, who is leaving our Board. Rob’s guidance and support has been invaluable to the success Precision has achieved so far.”

Mr. Buehler has over thirty years of experience in the healthcare industry. He spent the majority of his career with Alcon Laboratories, a publicly traded ophthalmology-focused healthcare company headquartered in Fort Worth, Texas. At Alcon, Mr. Buehler rose through the commercial organization, eventually becoming CEO, leading the company’s sale to Novartis and subsequently serving as Alcon division head within Novartis. He will assume the chairmanship of Precision’s Nominating and Corporate Governance Committee (replacing Mr. Kane), and will also join the company’s Audit Committee (replacing Dr. Adelman).

“As an advisor to healthcare companies, it is my goal to help shape growth strategies that ultimately bring differentiated treatments to patients in the U.S. and globally,” said Mr. Buehler. “Precision BioSciences is developing cutting-edge and potentially best-in-class off-the-shelf CAR T therapies and in vivo gene correction approaches that have the potential to transform treatment options for patients around the world. Precision’s food and agriculture subsidiary, Elo Life Systems, is developing solutions to improve and sustain the global food supply. I am very impressed by the quality of Precision’s science and team, and I am excited to work with the company to maximize the potential of their unique portfolio.”

Mr. Buehler holds a Bachelor of Arts degree from Carroll University in Waukesha, WI, with concentrations in Business Administration and Political Science. He graduated from the Harvard Program for Management Development in 1993. Mr. Buehler possesses public company board experience with prior service on the Alcon Laboratories Board of Directors. He also serves on the Carroll University Board of Trustees and previously served on the Boards of Directors of Acelity and AdvaMed.

About Precision BioSciences, Inc.

Precision BioSciences is dedicated to improving life (DTIL) through its proprietary genome editing platform, ARCUS. Precision leverages ARCUS in the development of its product candidates, which are designed to treat human diseases and create healthy and sustainable food and agriculture solutions. Precision is actively developing product candidates in three innovative areas: allogeneic CAR T immunotherapy, in vivo gene correction, and food. For more information regarding Precision, please visit www.precisionbiosciences.com.

Investor Contact:
Nick Riddle
Precision BioSciences
Tel. (919) 314-5512

IR@precisionbiosciences.com

Media Contact:
Cory Tromblee
Scient Public Relations
Tel. (617) 571-7220
cory@scientpr.com